Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

The Coca-Cola Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Equity	Common Stock, par value $0.25 per share	457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock, par value $1.00 per share	457(r)(1)	(2)	(2)	(2)	(1)	(1)
Fees to Be Paid
	Equity	Depositary Shares(3)	457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Debt	Debt Securities	457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other	Warrants	457(r)(1)	(2)	(2)	(2)	(1)	(1)
	Other	Purchase Contracts	457(r)(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					⸺		⸺

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(1)

(1)	Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the entire registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. The registrant will calculate the registration fee applicable to an offering of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)	An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock or multiple shares of preferred stock of the registrant and will be evidenced by a depositary receipt.